EXHIBIT 99.1

CONTACT:	Investors and Media: Felix Veksler
Senior Director, Investor Relations
ir@monro.com

FOR IMMEDIATE RELEASE

MONRO, INC. ANNOUNCES THIRD QUARTER FISCAL 2023 FINANCIAL RESULTS

•	Third Quarter Sales Decreased 1.9% to $335.2 Million, due to the Divestiture of Wholesale Tire and Distribution Assets in First Quarter Fiscal 2023

•	Third Quarter Comparable Store Sales Increased 5.6%, driven by an ~12% Comparable Store Sales Increase in ~300 Small or Underperforming Stores

•	Third Quarter Diluted EPS of $.41; Adjusted Diluted EPS[1] of $.43

•	Generated Record Cash from Operating Activities of ~$171M in First Nine Months of Fiscal 2023

•	Repurchased ~584K Shares of Common Stock; Cumulative Share Repurchases of ~2.2M Shares of Common Stock through Third Quarter at an Average Price of ~$44.00 per share

•	Executed Definitive Asset Purchase Agreement to Acquire Four Stores in Iowa and One Store in Illinois, Representing Expected Annualized Sales of ~$6 Million

ROCHESTER, N.Y. – January 25, 2023 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its third quarter ended December 24, 2022.

Third Quarter Results2

Sales for the third quarter of the fiscal year ending March 25, 2023 (“fiscal 2023”) decreased 1.9% to $335.2 million, as compared to $341.8 million for the third quarter of the fiscal year ended March 26, 2022 (“fiscal 2022”). The total sales decline of $6.6 million was due to the divestiture of the Company’s Wholesale tire and distribution assets in the first quarter of fiscal 2023. Sales for these divested assets were $27.7 million in the third quarter of fiscal 2022. Comparable store sales increased 5.6% for the period, driven by an approximate 12% comparable store sales increase in approximately 300 of the Company’s small or underperforming stores. This compares to an increase in comparable store sales of 13.8% in the prior year period. Sales from new stores increased $6.1 million, primarily from recent acquisitions. When adjusted for one additional selling day in the current year quarter due to a shift in timing of the Christmas holiday from the third quarter in fiscal 2022 to the fourth quarter in fiscal 2023, comparable store sales increased 4.4%.

Comparable store sales, adjusted for days, increased approximately 8% for tires and 7% for maintenance services compared to the prior year period. Comparable store sales, adjusted for days, decreased approximately 5% for brakes, alignments and front end/shocks. Please refer to the “Comparable Store Sales” section below for a discussion of how the Company defines comparable store sales.

[1]	Adjusted diluted EPS is a non-GAAP measure. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.
[2]	Financial performance for prior year includes the results of divested Wholesale tire and distribution assets.

Gross margin decreased 150 basis points to 33.8% in the third quarter of fiscal 2023 from 35.3% in the prior year period. The decrease was primarily due to a higher mix of tire sales in the Company’s retail locations, customer trade down to opening price point tires, as well as parts inflation that the Company intentionally did not fully pass through to consumers, which resulted in an increase in material costs as a percentage of sales from the prior year. Additionally, incremental investments in technician labor and wages to support current and future topline growth increased labor costs 80 basis points from the prior year. These increases more than offset the benefits to gross margin from the divestiture of the Company’s Wholesale tire and distribution assets.

Total operating expenses for the third quarter of fiscal 2023 were $89.6 million, or 26.7% of sales, as compared to $93.1 million, or 27.3% of sales in the prior year period. The decrease as a percentage of sales was principally due to prudent cost control which allowed the Company to leverage operating expenses on mid-single digit comparable store sales growth.

Operating income for the third quarter of fiscal 2023 was $23.8 million, or 7.1% of sales, as compared to $27.4 million, or 8.0% of sales in the prior year period.

Interest expense was $5.9 million for the third quarter of fiscal 2023, as compared to $5.7 million for the third quarter of fiscal 2022, principally due to higher year-over-year interest rates.

Income tax expense in the third quarter of fiscal 2023 was $5.0 million, or an effective tax rate of 27.6%, compared to $5.5 million, or an effective tax rate of 25.3% in the prior year period. The increase in effective tax rate was due to a higher discrete tax impact related to share-based awards as well as other state income tax impacts from the divestiture of the Company’s Wholesale and tire distribution assets.

Net income for the third quarter of fiscal 2023 was $13.0 million, as compared to $16.3 million in the same period of the prior year. Diluted earnings per share for the third quarter of fiscal 2023 was $.41, compared to $.48 in the third quarter of fiscal 2022. Adjusted diluted earnings per share, a non-GAAP measure, for the third quarter of fiscal 2023 was $.43. This compares to adjusted diluted earnings per share of $.49 in the third quarter of fiscal 2022. Please refer to the reconciliation of adjusted diluted earnings per share in the table below for details regarding excluded costs in the third quarters of fiscal 2023 and 2022. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

During the third quarter of fiscal 2023, the Company opened 1 store and closed 2 stores. Monro ended the quarter with 1,296 company-operated stores and 79 franchised locations.

“Driven by strength in tires and a comparable store sales increase of approximately 12% in our small or underperforming stores, we delivered mid-single digit comp store sales growth of approximately 6% in the third quarter. Given broad-based inflationary pressures on the consumer, we saw customers continue to trade down to lower priced tire options and defer vehicle maintenance in some of our key service categories. Repositioning our tire assortment ahead of the winter selling season to give our customers the right tire at the right price allowed us to drive additional customer traffic to our stores, which resulted in tire unit growth and outperformance in tire units versus the industry in the third quarter. In line with our strategy to develop a long-term relationship with our customers, we chose not to fully pass-through parts inflation to an already stretched consumer. While a higher sales mix of tires versus service, customer trade downs to opening price point tires, our investments in price, and continued labor cost pressure impacted our gross margin, prudent cost control in the third quarter allowed us to leverage operating expenses on mid-single digit growth in comparable store sales. Encouragingly, our sales momentum has continued into fiscal January, with our preliminary comparable store sales up approximately 8%”, said Mike Broderick, President and Chief Executive Officer.

Broderick continued, “As we continue to drive our business toward consistently delivering on our mid-single digit comparable store sales growth expectations, the customer-focused initiatives we’ve recently implemented will allow us to fulfill our commitment to maintain a more balanced approach between tire and higher-margin service categories. We believe this will enable us to leverage our cost structure to deliver enhanced profitability, as we drive customer traffic to our stores, capture market share and position Monro as an even stronger competitor in every market we serve.”

First Nine Months Results3

For the current nine-month period:

•

Sales decreased 1.6% to $1,014.5 million from $1,031.3 million in the same period of the prior year. Comparable store sales increased 2.3%, and 2.0% when adjusted for one more selling day due to the Christmas holiday shift, compared to an increase of 20.3% in the prior year period. Comparable store sales at Retail locations increased 3.2%, compared to an increase of 22.2% in the prior year period.

•	Gross margin for the nine-month period was 34.7%, compared to 36.6% in the prior year period.

•	Operating income was 7.3% of sales, compared to 8.7% in the prior year period.

•	Net income for the first nine months of fiscal 2023 was $38.6 million, or $1.17 per diluted share, as compared to $53.0 million, or $1.56 per diluted share in the prior year period.

•

Adjusted diluted earnings per share, a non-GAAP measure, in the first nine months of fiscal 2023 was $1.27. This compares to adjusted diluted earnings per share of $1.66 in the first nine months of fiscal 2022. Please refer to the reconciliation of adjusted diluted earnings per share in the table below for details regarding excluded costs in the first nine months of fiscal 2023 and 2022. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

Strong Financial Position

During the nine months of fiscal 2023, the Company generated record operating cash flow of approximately $171 million. As of December 24, 2022, the Company had cash and cash equivalents of approximately $13 million and availability on its revolving credit facility of approximately $440 million.

Acquisition Update

The Company announced today that it has executed a definitive asset purchase agreement to acquire four additional stores in Iowa and one additional store in Illinois, further expanding the Company’s reach in the Midwest region. These locations are expected to add approximately $6 million in annualized sales. This acquisition is expected to close in the fourth quarter of fiscal 2023.

Third Quarter Fiscal 2023 Cash Dividend

On December 20, 2022, the Company paid a cash dividend for the third quarter of fiscal 2023 of $.28 per share.

[3]	Financial performance includes the results of the divested Wholesale and tire distribution assets for the first nine months of fiscal 2022 and fiscal 2023 through June 16th.

Share Repurchases

During the third quarter of fiscal 2023, the Company continued executing on its share repurchase program, which authorizes the Company to repurchase up to $150 million of its common stock. The Company repurchased approximately 584,000 shares of its common stock during the third quarter of fiscal 2023. In total, the Company has repurchased approximately 2.2 million shares at an average price of $44.00 for approximately $97 million through the third quarter of fiscal 2023.

The Company may repurchase shares of common stock from time to time as market conditions warrant, subject to regulatory considerations.

The method, timing and actual number of shares repurchased will depend on a variety of factors, including price, general business and market conditions, alternative investment opportunities, and legal requirements.

The Company’s repurchase program has no expiration date, does not require the purchase of any minimum number of shares and may be suspended, modified or discontinued at any time without prior notice.

Company Outlook

Monro is not providing fiscal 2023 financial guidance at this time but will provide perspective on its outlook for fiscal 2023 during its earnings conference call.

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Wednesday, January 25, 2023 at 8:30 a.m. Eastern Time. The conference call may be accessed by dialing 1-844-200-6205 and using the required access code of 834641. A replay will be available approximately two hours after the recording through Wednesday, February 8, 2023 and can be accessed by dialing 1-866-813-9403 and using the required access code of 841715. A replay can also be accessed via audio webcast at the Investors section of the Company’s website, located at corporate.monro.com/investors.

About Monro, Inc.

Monro, Inc. (NASDAQ: MNRO) is one of the nation’s leading automotive service and tire providers, delivering best-in-class auto care to communities across the country, from oil changes, tires and parts installation, to the most complex vehicle repairs. With a growing market share and a focus on sustainable growth, the Company generated approximately $1.4 billion in sales in fiscal 2022 and continues to expand its national presence through strategic acquisitions and the opening of newly constructed stores. Across approximately 1,300 stores and 9,000 service bays nationwide, Monro brings customers the professionalism and high-quality service they expect from a national retailer, with the convenience and trust of a neighborhood garage. Monro’s highly trained teammates and certified technicians bring together hands-on experience and state-of-the-art technology to diagnose and address automotive needs every day to get customers back on the road safely. For more information, please visit corporate.monro.com.

Cautionary Note Regarding Forward-Looking Statements

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “expect,” “estimate,” “guidance,” “outlook,” “strategy,” “anticipate,” “believe,”

“could,” “may,” “might,” “will,” “intend,” and other similar words or phrases. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, realizing the anticipated benefits of the divestiture of the Company’s wholesale tire and distribution assets, the effect of general business or economic conditions on the Company’s business, including the direct and indirect effects of the COVID-19 pandemic and the Russian invasion of Ukraine on the economy, consumer spending levels, inflation, and unemployment, seasonality, changes in the U.S. trade environment, including the impact of tariffs on products imported from China, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, the impact of weather trends and natural disasters, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to protection of customer and employee personal data, risks relating to litigation, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 26, 2022. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Non-GAAP Financial Measures

In addition to reporting diluted earnings per share (“EPS”), which is a generally accepted accounting principles (“GAAP”) measure, this press release includes adjusted diluted EPS, which is a non-GAAP financial measure. The Company has included a reconciliation from adjusted diluted EPS to its most directly comparable GAAP measure, diluted EPS. Management views this non-GAAP financial measure as a way to better assess comparability between periods because management believes the non-GAAP financial measure shows the Company’s core business operations while excluding certain non-recurring items and items related to store closings as well as our Monro.Forward or acquisition initiatives.

This non-GAAP financial measure is not intended to represent, and should not be considered more meaningful than, or as an alternative to, its most directly comparable GAAP measure. This non-GAAP financial measure may be different from similarly titled non-GAAP financial measures used by other companies.

Comparable Store Sales

The Company defines comparable store sales as sales for locations that have been opened or owned at least one full fiscal year. The Company believes this period is generally required for new store sales levels to begin to normalize. Management uses comparable store sales to assess the operating performance of the Company’s stores and believes the metric is useful to investors because the Company’s overall results are dependent upon the results of its stores.

Source: Monro, Inc.

MNRO-Fin

###

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal December
	2022	2021	% Change
Sales	$335,193	$341,781	(1.9%)
Cost of sales, including distribution and occupancy costs	221,742	221,199	0.2%

Gross profit	113,451	120,582	(5.9%)
Operating, selling, general and administrative expenses	89,605	93,146	(3.8%)

Operating income	23,846	27,436	(13.1%)
Interest expense, net	5,949	5,676	4.8%
Other income, net	(98)	(43)	127.9%

Income before provision for income taxes	17,995	21,803	(17.5%)
Provision for income taxes	4,961	5,516	(10.1%)

Net income	$13,034	$16,287	(20.0%)

Diluted earnings per share	$0.41	$0.48	(14.6%)

Weighted average number of diluted shares outstanding	31,985	34,056
Number of stores open (at end of quarter)	1,296	1,303

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Nine Months Ended Fiscal December
	2022	2021	% Change
Sales	$1,014,546	$1,031,298	(1.6%)
Cost of sales, including distribution and occupancy costs	662,171	654,102	1.2%
Gross profit	352,375	377,196	(6.6%)
Operating, selling, general and administrative expenses	278,802	287,366	(3.0%)

Operating income	73,573	89,830	(18.1%)
Interest expense, net	17,312	18,893	(8.4%)
Other income, net	(275)	(138)	99.3%

Income before provision for income taxes	56,536	71,075	(20.5%)
Provision for income taxes	17,897	18,122	(1.2%)

Net income	$38,639	$52,953	(27.0%)

Diluted earnings per share	$1.17	$1.56	(25.0%)

Weighted average number of diluted shares outstanding	32,890	34,036

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	December 24,	March 26,
	2022	2022
Assets
Cash and equivalents	$12,999	$7,948
Inventories	141,348	166,271
Other current assets	114,234	71,283

Total current assets	268,581	245,502
Property and equipment, net	307,427	315,193
Finance lease and financing obligation assets, net	227,716	268,406
Operating lease assets, net	211,251	213,588
Other non-current assets	784,200	828,723
Total assets	$1,799,175	$1,871,412

Liabilities and Shareholders’ Equity
Current liabilities	$427,349	$321,964
Long-term debt	130,000	176,466
Long-term finance leases and financing obligations	308,041	357,475
Long-term operating lease liabilities	191,199	192,637
Other long-term liabilities	41,403	39,964

Total liabilities	1,097,992	1,088,506
Total shareholders’ equity	701,183	782,906

Total liabilities and shareholders’ equity	$1,799,175	$1,871,412

MONRO, INC.

Reconciliation of Adjusted Diluted Earnings Per Share (EPS)

(Unaudited)

	Quarter Ended Fiscal
	December
	2022	2021
Diluted EPS	$0.41	$0.48
Store closing costs	—	—
Monro.Forward initiative costs	—	0.01
Acquisition due diligence and integration costs	—	—
Litigation reserve/settlement costs	0.01	—
Costs related to shareholder matters	0.01	—

Adjusted Diluted EPS	$0.43	$0.49

Supplemental Reconciliation of Adjusted Net Income

(Unaudited)

(Dollars in Thousands)

	Quarter Ended Fiscal
	December
	2022	2021
Net Income	$13,034	$16,287
Store closing costs	6	5
Monro.Forward initiative costs	68	418
Acquisition due diligence and integration costs	—	170
Litigation reserve/settlement costs	450	(161)
Costs related to shareholder matters	236	—
Provision for income taxes on pre-tax adjustments (c)	(191)	(104)

Adjusted Net Income	$13,603	$16,615

MONRO, INC.

Reconciliation of Adjusted Diluted Earnings Per Share (EPS)

(Unaudited)

	Nine Months Ended Fiscal
	December
	2022	2021
Diluted EPS	$1.17	$1.56
Gain on sale of wholesale tire and distribution assets, net (a)	(0.05)	—
Store closing costs	0.01	(0.01)
Monro.Forward initiative costs	—	0.01
Acquisition due diligence and integration costs	—	0.01
Management restructuring/transition costs (b)	0.03	—
Litigation reserve/settlement costs	0.01	0.08
Costs related to shareholder matters	0.02	—
Certain discrete tax items (d)	0.08	—

Adjusted Diluted EPS	$1.27	$1.66

Note: The calculation of the impact of non-GAAP adjustments on diluted earnings per share is performed on each line independently. The table may not add down by +/- $0.01 due to rounding.

Supplemental Reconciliation of Adjusted Net Income

(Unaudited)

(Dollars in Thousands)

	Nine Months Ended Fiscal
	December
	2022	2021
Net Income	$38,639	$52,953
Gain on sale of wholesale tire and distribution assets, net (a)	(1,968)	—
Store closing costs	232	(425)
Monro.Forward initiative costs	110	569
Acquisition due diligence and integration costs	(9)	590
Management restructuring/transition costs (b)	1,338	59
Litigation reserve/settlement costs	450	3,759
Costs related to shareholder matters	553	—
Provision for income taxes on pre-tax adjustments (c)	(178)	(1,101)
Certain discrete tax items (d)	2,644	—

Adjusted Net Income	$41,811	$56,404

a)	Amount includes gain on sale of wholesale tire locations and distribution assets, net of closing costs and costs associated with the closing of a related warehouse.
b)

Costs incurred in fiscal 2023 in connection with restructuring and elimination of certain executive management positions upon completion of the Company’s sale of wholesale tire locations and tire distribution assets.

c)

The Company determined the Provision for income taxes on pre-tax adjustments by calculating the Company’s estimated annual effective tax rate on pre-tax income before giving effect to any discrete tax items and applying it to the pre-tax adjustments.

d)

Amount relates to the sale of wholesale tire locations and tire distribution assets, as well as the revaluation of deferred tax balances due to changes in the mix of pre-tax income in various U.S. state jurisdictions as a result of the sale.